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                                                                     EXHIBIT 5.1
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                        LETTERHEAD OF BINCHYS SOLICITORS

                                 July 28, 1999

The Directors CBT Group Plc
Belfield Office Park
Clonskeagh
Dublin 4
Ireland.

Gentlemen:

CBT GROUP PLC

This letter is written in connection with the registration (the "Registration") of 4,384,946 Ordinary Shares of CBT Group Public Limited Company (the "Company") for which we have acted as Irish solicitors.

This opinion is limited to Irish law as applied by the Irish courts and is given on the basis that it will be governed by and construed in accordance with Irish law. We have made no investigation of the laws of any jurisdiction other than Ireland and neither express nor imply any opinion as to any other laws and in particular the laws of the United States of America or any individual state thereof.

For the purposes of this opinion we have examined the following documents:

1. A copy of the Articles of Association of the Company adopted on March 31,1995 as amended by Special Resolutions passed on July 6, 1995 and April 28, 1998 (the "Articles");

2. The Form S-3 Registration Statement (the "Registration Statement") in respect of the Registration proposed to be filed on July 21, 1999 with the U.S. Securities and Exchange Commission;

3. The Share Register of the Company, its minute books and the records of the Company as maintained at the Companies Registration Office in Dublin.

We have assumed that all of the documents examined are accurate records of the matters to which they refer and have been executed by the people who appear to have signed them and that all copy documents are authentic copies of the original documents.

On the basis of the foregoing, we are of the opinion that under the Articles the authorised share capital of the Company is, and will, upon completion of the Registration, be IR(Pounds)(Irish Pounds) 11,250,000 divided into 120,000,000 Ordinary Shares, par value IR9.375p per share.

The adoption of the Articles and the creation of the Ordinary Shares have been carried out in accordance with Irish law, so that the Ordinary Shares to be registered pursuant to the Registration have been legally and validly issued and are fully paid and no further contributions in respect thereof are required to be made to the Company by the holders of such Ordinary Shares by reason of their being such holders.

This opinion is addressed to you on the understanding that it may not be transmitted to any person for any purpose, or quoted or referred to in any public document or filed with any government agency or other person without our prior written consent. We hereby give such consent in relation to the filing of this letter as an exhibit to the Registration Statement and to the references made to our firm in the Registration Statement and incorporated by reference into any Registration Statement on Form S-3 filed with the Securities and Exchange Commission pursuant to Rule 462 of the Securities Act of 1933, as amended, under the heading "Legal Matters."

                                         Yours faithfully,

                                              /s/ BINCHYS

                                              BINCHYS